ARTICLES OF AMENDMENT

                                       OF

                          IDS International Fund, Inc.


     Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, IDS International Fund, Inc., incorporated under the laws of the State of Minnesota on July 18, 1984, amends its Articles of Incorporation to change the name of the corporation to AXP International Fund, Inc. The new Article I shall be:

                                ARTICLE I - NAME

        The name of this corporation (hereinafter called the "Fund") is:

                          AXP International Fund, Inc.

     The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote at a regular meeting of shareholders on June 16, 1999, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.

Dated this 16th day of June, 1999.

                                           AXP International Fund, Inc.


                                           By /s/ Leslie L. Ogg
                                                  Leslie L. Ogg
                                                  Vice President and Secretary

STATE OF MINNESOTA)
                  )ss.
COUNTY  OF  DAKOTA)

The foregoing instrument was acknowledge before me this 16th day of June, 1999.


                                           By /s/ Diane R. Kepp
                                                  Notary Public